Exhibit 4.2

FEDERAL SURVEILLANCE SERVICE FOR COMMUNICATIONS

LICENSE

No. 31106

Details of the Licensee:

Open Joint Stock Company

“Vimpel-Communications”

Location:

127083, Moscow, Ul. 8-Marta, 10, bldg. 14

Type of Services:

Mobile radiotelephony telecommunications services

in the public telecommunications network

This License includes license terms on 3 pages

Term of validity of the License:	from April 7, 2000 to April 28, 2008

Services to be rendered as of (no later than):	July 7, 2000

Deputy Head	/s/ S.A. Malyanov
of the Federal Surveillance Service	[Signature]	S.A. Malyanov
for Communications	[Seal]

Federal Surveillance Service for Communications

Terms of Activities under License # 31106**

1. OAO Vimpel-Communications (the Licensee) shall comply with the term of this License.

2. The Licensee shall commence the provision of telecommunications services under this License not later than July 7, 2000.

3. The Licensee shall only render mobile radiotelephony services in the public telecommunications network (GSM-900/1800 standard) in accordance with this License in the territory of Belgorod, Bryansk, Vladimir, Voronezh, Ivanovo, Kaluga, Kostroma, Kursk, Lipetsk, Nizhny Novgorod, Oryol, Ryazan, Smolensk, Tambov, Tver, Tula, Yaroslavl Oblasts.

4. Under this License the Licensee shall provide the subscriber* with:

a) access to the Licensee’s telecommunications network;

b) connections using the mobile radiotelephony network of the Licensee for receipt (transmission) of voice and non-voice data and ensure uninterrupted connection irrespective of location of the subscriber, including when the subscriber is moving;

c) connections with subscribers and/or users of fixed telephone networks of the public telecommunications network;

d) opportunity to use GSM 900/1800 mobile radiotelephony services outside the territory specified in the License;

e) access to telecommunications services rendered by other telecom operators whose networks are interconnected with the Licensee’s network, other than operators of fixed telephony networks, mobile radio networks and mobile radiotelephony networks;

f) access to the information and help service system;

g) opportunity to call emergency services on a round-the-clock and free-of-charge basis.

5. The Licensee shall provide telecommunications services in compliance with the rules on provision of telecommunications services approved by the Government of the Russian Federation.

6. In the course of rendering the telecommunications services the Licensee shall observe the rules for interconnection of the telecommunications lines and interaction thereof approved by the Government of the Russian Federation, as they apply to the interconnection of the mobile radiotelephony network of the Licensee to the public telecommunications network, interconnection of other telecommunications networks to the mobile radiotelephony network of the Licensee, recording and throughput of traffic in the mobile radiotelephony network of the Licensee, and recording and throughput of traffic from and to the telecommunications networks of other operators.

7. This License is issued upon the review of the application for reissuance of License # 14707 dated April 07, 2000, without tender (auction, bidding). No license requirements relating to performance by the Licensee of obligations assumed by it in the course of tender (auction, bidding) towards receipt of the License, are established.

8. In the course of provision of service under this License the Licensee shall meet the requirements set forth in the course of radio frequency band allocation and radio frequency or channel designation.

9. The licensee must have a management system of its telecommunications network complying with the normative requirements towards the telecommunications management systems established by the Federal Executive Authority for Telecommunications.

10. The Licensee shall ensure that the networks and communication devices meet the technical requirements set forth by the Federal Executive Authority for Telecommunications as agreed upon with the authorized state bodies carrying out criminal investigations, with the view to assist in conducting of such investigations, as well as take steps to prevent disclosure of the organizational and tactical techniques of such investigations.

*	Provision of services contemplated in this License can be supplemented by the provision of other services that are technologically interconnected with the services of the mobile radiotelephony telecommunications within the public telecommunications network, and aimed at the increase of their customer value, if a separate license is not required therefore.
**	This License is issued to replace License No. 14707 dated April 7, 2000.

Deputy Head
of the Federal Surveillance Service	/s/ S.A. Malyanov
for Communications	[signature]	S.A. Malyanov

[stamp]